EXHIBIT 21.1

LIST OF SUBSIDIARIES

	Name	Jurisdiction	Ownership
1.	Gaming & Entertainment Technology Pty Limited	Australia	100%
2.	Gaming & Entertainment Limited	United Kingdom	100%